Exhibit 10.33

THIRD AMENDMENT TO LEASE

This Third Amendment to Lease (“Amendment”) made and entered into this 10th day of March, 2006, by and between BRANDYWINE OPERATING PARTNERSHIP, L.P., hereinafter referred to as “Landlord” and MEDQUIST INC., hereinafter referred to as “Tenant”.

WHEREAS, Landlord leased certain premises consisting of 36,372 rentable square feet of space commonly referred to Suite 200 and 300 (“Original Premises”) located at 1000 Bishops Gate Boulevard, Mt.  Laurel, New Jersey 08054 (“Building”), to Tenant pursuant to that certain Lease dated June 17, 2003 (“Original Lease”), as amended August 26, 2003 (“First Amendment”) and November 30, 2003 (“Second Amendment”), hereinafter collectively referred to as “Lease,” the Original Premises being more particularly described therein; and

WHEREAS, Tenant desires to expand the size of the Original Premises by adding an additional 2,941 rentable square feet (“RSF”) of space under the Lease;

WHEREAS, Landlord and Tenant wish to amend the Lease as follows;

NOW, THEREFORE, in consideration of these present and the agreement of each other, Landlord and Tenant agree that the Lease shall be and the same is hereby amended as follows:

1.             Incorporation of Recitals.  The recitals set forth above, the Lease referred to therein and the exhibits attached hereto are hereby incorporated herein by reference as if set forth in full in the body of this Amendment.  Capitalized terms not otherwise defined herein shall have the meanings given to them in the Lease.

2.             Lease of Additional Premises.

a.             The Lease is hereby amended to provide that Landlord hereby demises and lets unto Tenant, and Tenant hereby leases and hires from Landlord, all that certain space on the first floor of the Building containing approximately 2,941 RSF of space (the “Additional Premises”), as shown on Exhibit “A” and made a part hereof The term of the Lease for the Additional Premises shall commence upon substantial completion of the Landlord’s Work (as defined in subparagraph (b) hereof) (“Additional Premises Commencement Date”).  The Additional Premises shall be deemed “substantially completed” when the Landlord’s Work has been completed to the extent that the Additional Premises maybe occupied by Tenant for its Permitted Uses, subject only to completion of minor finishing, adjustment of equipment, and other minor punchlist items and construction aspects, and Landlord has procured a temporary or permanent certificate of occupancy permitting the occupancy of the Premises (hereafter, “substantially completed”).  It is the mutual intention of Landlord and Tenant that the Additional Premises shall be leased to and occupied by Tenant on and subject to all of the terms, covenants and conditions of the Lease except as otherwise expressly provided to the contrary in this Amendment, and to that end Landlord and Tenant hereby agree that from and after the Additional Premises Commencement Date the word ‘Premises”, as defined in the Lease, shall mean and include both the Original Premises and the Additional Premises, containing a total of

39,313 RSF, unless the context otherwise requires.  On or before sixty (60) days following the Additional Premises Commencement Date, Landlord’s architect shall utilize the 1996 BOMA standard to determine Tenant’s rentable square footage for the Additional Premises, thereafter Tenant’s Fixed Rent for the Additional Premises and Tenant’s Allocated Share of the Building shall be adjusted to accurately reflect their respective values based on the rentable square footage so determined.

b.             Landlord shall construct and do such other work in the Additional Premises (collectively, the “Landlord’s Work”) in substantial conformity with the plans and outline specifications of the plan, SK/4-0l prepared by Space Designs, Inc. dated January 19, 2006, which have been initialed by the parties, and which arc herein incorporated by reference.  Tenant shall deliver final plans and finish specifications on or before the date that is the earlier of (i) five (5) days after the date of this Amendment, or (ii) March 15, 2006.  Landlord shall have five (5) business days in which to review such final plans and finish specifications and to notify Tenant of Landlord’s approval or disapproval, which, in either event, shall not be unreasonably withheld, conditioned or delayed.  Landlord shall only be responsible for payment of a maximum cost of $106,905.35 (i.e., $36.35 per rentable square foot for the Landlord’s Work) (the “Tenant Allowance”), all such costs in excess thereof to be borne by Tenant, and shall be paid to Landlord within thirty (30) days of delivery of an invoice and reasonable documentation there for.  If any material revision or supplement to Landlord’s Work is deemed necessary by Landlord, those revisions and supplements shall be submitted to Tenant for approval, which approval shall not be unreasonably withheld or delayed (provided that such revisions or supplements do not materially Increase Tenant’s costs hereunder).  If Landlord shall be delayed in such “substantial completion” as a result of (i) Tenant’s failure to furnish plans and specifications within the time frame stated herein above; (ii) Tenant’s request for materials, finishes or installations other than Landlord’s standard, (iii) Tenant’s changes in said plans; (iv) the performance or completion of any work, labor or services by a party employed by Tenant; or (v) Tenant’s failure to approve final plans, change orders, working drawings or reflective ceiling plans within five (5) business days following Landlord’s written request for the same (each, a “Tenant’s Delay”); then the Additional Premises Commencement Date and the payment of Fixed Rent hereunder shall be accelerated by the number of days of such delay.  If any change, revision or supplement to the scope of the Landlord’s Work is requested by Tenant and such change, revision or supplement results in an increase in cost to Landlord, then Landlord will notify Tenant in writing of such increased cost before preceding with such change, revision or supplement.  If after such notification from Landlord, Tenant notifies Landlord to proceed with such change, revision or supplement, then such increased costs associated with such change, revision or supplement shall be paid by Tenant within five (5) days of notice form Tenant to proceed, and such occurrence shall not change the Additional Premises Commencement Date and shall not alter Tenant’s obligations under this Lease as amended hereby.  Notwithstanding anything to the contrary stated in Section 2(a) above, the Additional Premises Commencement Date shall occur on the date the Additional Premises would have been delivered to Tenant but for Tenant’s Delay or Tenant’s change order.  Landlord’s Work will not constitute an Alteration under Article 10 of the Original Lease.  Notwithstanding anything to the contrary contained herein, lithe entire Tenant Allowance is not spent by Tenant on Landlord’s Work, the balance may be spent by Tenant for furniture, fixtures, or equipment.

c.             Upon notification by Landlord, Landlord and Tenant shall schedule a pre-occupancy inspection of the Additional Premises at which time a punchlist of outstanding items, if any, shall be completed.  For the purpose of the Lease, punchlist items are those minor adjustments, repairs, replacements and the failure to complete associated with Landlord’s Work of which, taken as a whole shall not interfere with or disrupt Tenant’s Permitted Uses of the Premises.  Landlord shall complete the punchlist items to Tenant’s reasonable satisfaction within thirty (30) days thereafter or the expiration of such additional time period as is reasonably necessary to cure such obligation, provided Landlord immediately commences and thereafter proceeds with all due diligence and in good faith to cure such obligation. During completion of the punchlist items, Landlord will take commercially reasonable measures to not unreasonably interfere with Tenant’s business operations in the Additional Premises.

d.             The Additional Premises Commencement Date shall be confirmed by Landlord and Tenant by the execution of a Confirmation of Lease Term in the form attached hereto as Exhibit “B”.  If Tenant fails to execute or object to the Confirmation of Lease Tern within ten (10) business days of its delivery, Landlord’s determination of such dates shall be deemed accepted.

e.             Landlord anticipates that the Additional Premises Commencement Date will occur on or before the date which is one hundred forty (140) days after the date of this Amendment (the “Outside Delivery Date”).  If the Additional Premises Commencement Date has not occurred by the Outside Delivery Date, subject to the provisions herein relating to a Tenant’s Delay or Force Majeure, then Tenant shall be entitled to a rent credit equal to one day’s Fixed Rent for each day that the Additional Premises Commencement Date is delayed beyond the Outside Delivery Date.

3.             Term:  The Lease Term for the Additional Premises shall commence on the Additional Premises Commencement Date and terminate on June 30, 2014, coterminously with the Lease.

a.             From and after the Additional Premises Commencement Date (“APCD”), Tenant Shall pay to Landlord Fixed Rent for the Additional Premises (2,941 RSF) as follows:

TIME PERIOD	PER RSF		MONTHLY INSTALLMENT	ANNUAL BASE RENT

APCD-06/30/07	$23.50	*	$5,759.46	$69,113.50
07/01/07-06/30/08	$24.00	*	$5,882.00	$70,584.00
07/01/08-06/30/09	$24.50	*	$6,004.54	$72,054.50
07/01/09-06/30/10	$25.00	*	$6,127.08	$73,525.00
07/01/10-06/30/11	$25.50	*	$6,249.63	$74,995.50
07/01/11-06/30/12	$26.00	*	$6,372.17	$76,466.00
07/01/12-06/30/13	$26.50	*	$6,494.71	$77,936.50
07/01/13-06/30/14	$27.00	*	$6,617.25	$79,407.00

*Plus costs associated with Article 6 and Article 7 of the Original Lease.

Tenant’s Fixed Rent shall be adjusted, if required, following Landlord’s Architect’s re-measurement of the Additional Premises as provided in Article 2(a) above.

b.             Notwithstanding anything in the Lease to the contrary, Tenant shall pay to Landlord without notice or demand, and without set-off except as set forth in this Lease, the annual Fixed Rent payable in the monthly installments of Fixed Rent as set forth above, in advance on the first day of each calendar month during the Term by (i) check sent to Landlord, P.O. Box 8538-363, Philadelphia, PA 19171 or (ii) wire transfer of immediately available funds to the account at Wachovia Bank, Salem NJ account no. 2030000359075 ABA #031201467; such transfer to be confirmed by Landlord’s accounting department upon written request by Tenant.  All payments must Include the following Information: Building #292 and Lease #             .  Such numbers shall be provided by Landlord within a reasonable time following execution of this Amendment.

4.             Tenant’s Allocated Share.  From and after the Additional Premises Commencement Date, Tenant’s Allocated Share shall be 73.56% (based upon the anticipated 39,313 RSF), subject to adjustment as provided in Article 2(a) above.

5.             Base Year for Additional Premises.  From and after the Additional Premises Commencement Date, the term “Base Year”, as it applies to the Additional Premises only, shall mean the calendar year 2006.

6.             Notice Addresses:  All notices wider the Lease shall be sent to Tenant at the following address:

MedQuist Inc.
1000 Bishops Gate Boulevard
Mt. Laurel, NJ  08054
Attn:  General Counsel

and to Landlord at:

Brandywine Operating Partnership, L.P.
10000 Midlantic Drive, Suite 300 West
Mt.  Laurel, NJ 08054
Attn:  George D. Sowa, Senior Vice President
Phone No. 856-787-1600
Fax No. 856-787-1310
E-mail:  George.Sowa@brandywinerealty.com

with a copy to:

Brandywine Realty Trust
401 Plymouth Road, Suite 500
Plymouth Meeting, PA 19462
Attn:  Brad A. Molotsky

Phone No. 610-325-5600
Fax No. 610-832-4928
E-mail:  brad.molotsky@brandywinerealty.com

7.             Tenant Representations : Tenant hereby confirms that (i) the Lease is in full force and effect and Tenant is in possession of the Premises; (ii) to Tenant’s actual knowledge as of the date hereof, Landlord has performed all outstanding Tenant improvements and Landlord’s Work obligations, except as provided in Article 2(b) above; (m) to Tenant’s actual knowledge as of the date hereof, there are no defaults by Landlord under the Lease, (iv) Tenant’s security deposit is $0.00; and (v) the Base Year for the Original Premises is 2004.

8.             Brokerage Commission.  Landlord and Tenant mutually represent and warrant to each other that they have not dealt, and will not deal, with any real estate broker or sales representative in connection with this proposed transaction, except CBRE (“Broker”).  Landlord will pay the Broker’s commission pursuant to a separate written agreement.  Each party agrees to indemnify, defend and hold harmless the other and their directors, officers and employees from and against all threatened or asserted claims, liabilities, costs and damages (including reasonable attorney’s fees and disbursements) which may occur as a result of a breach of this representation.

9.             Binding Effect.  Except as expressly amended hereby, the Lease remains in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this agreement on the dale first above written

LANDLORD:
BRANDY WINE OPERATING PARTNERSHIP, L.P.
WITNESS:	By:	Brandywine Realty Trust, its general partner

	By:	/s/ George D. Sowa
George D. Sowa
Senior Vice President

TENANT:
ATTEST:	MEDQUIST INC.

	By:	/s/ Frank W. Lavelle
Frank W. Lavelle
President